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                                                                     Exhibit 7

                SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                         919 Third Avenue
                     New York , New York 10022
                           (212) 735-3000
                        Fax:  (212) 735-2000


                                                               April 3, 1996

KC United Corp.
1201 Walnut
Kansas City, Missouri 64106

Ladies and Gentlemen:

   We have acted as special counsel to KC United Corp., a Delaware corporation ("Newco"), in connection with the merger (the "Merger") and the other transactions contemplated by the Agreement and Plan of Merger, dated as of January 19, 1996 (the "Merger Agreement"), by and among Kansas City Power & Light Company, a Missouri corporation, UtiliCorp United Inc., a Delaware corporation, and Newco. Pursuant to the Merger Agreement, up to 1,000,000 shares of Newco preferred stock (cumulative), $2.05 Series ("Newco Preferred Stock") will be issued if the Merger occurs before March 1, 1997.

    This opinion is being furnished in accordance with the requirements of Item 601(b)(7) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

    Specifically, you have asked us (i) whether there should be any restriction upon the surplus of Newco available for payment of dividends on any outstanding capital stock of Newco solely by reason of the fact that the liquidation preference of the Newco Preferred Stock exceeds its par value, and (ii) whether any remedy should be available to the holders of Newco Preferred Stock before or after payment of any dividend solely because such dividend would reduce the surplus of Newco to an amount less than the amount by which the liquidation preference of the Newco Preferred Stock exceeds its par value.

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KC United Corp.
April 3, 1996
Page 2



    We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, or (i) (x) the Certificate of Incorporation of Newco, as amended to the date hereof (the "Certificate of Incorporation"), and (y) the form of Amended and Restated Certificate of Incorporation of Newco to become effective upon consummation of the Merger (the "Amended Certificate of Incorporation") as set forth in Newco's Registration Statement on Form S-4 (File No. _______) (the "Registration Statement") relating to, among other things, the registration under the Securities Act of the shares of Newco Preferred Stock to be issued in the Merger and (ii) the By-Laws of the Company, as presently in effect, and the form of By-Laws to become effective upon consummation of the Merger as set forth in the Registration Statement.

    In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that the form of Amended Certificate of Incorporation of Newco set forth in the Registration Statement and the form of By-Laws to become effective upon consummation of the Merger set forth in the Registration Statement each become effective on or before the consummation of the Merger. As to any facts materials to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of Newco and others.

    Members of this firm are admitted to the Bar of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

    The Amended Certificate of Incorporation will provide that in the event of the involuntary liquidation, dissolution or winding up of Newco (a "Liquidation") the holders of Newco Preferred Stock shall be entitled to have paid to them out of the assets of Newco, before any distribution is made to or set apart for the holders of

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KC United Corp.
April 3, 1996
Page 3

any shares of common stock, par value $0.01 per share, of Newco or any other class or series of capital stock of Newco ranking junior to the Newco Preferred Stock in respect of distribution of assets upon Liquidation, an amount equal to $25.00 per share, plus an amount in cash equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution.

    There is no provision in the Amended Certificate of Incorporation of Newco to become effective upon consummation of the Merger, which purports to restrict the surplus of Newco by reason of the excess of the liquidation preference of the Newco Preferred Stock over its par value. The applicable provisions of the Delaware General Corporation Law, 8 DEL, C. Sections 154 and 170(a), which define capital and surplus of a Delaware corporation available for the payment of dividends, do not purport to restrict such surplus by reason of any such excess. Moreover, we are not aware of any applicable provisions of the Constitution of the State of Delaware nor any controlling Delaware case law which would suggest that surplus would be restricted by the excess of the liquidation preference over the par value of the Newco Preferred Stock.

    Accordingly, while there are no authorities specifically addressing this issue, it is our opinion that (i) there should be no restriction upon the surplus of Newco available for the payment of dividends on any outstanding capital stock of Newco solely by reason of the fact that the liquidation preference of the Newco Preferred Stock exceeds its par value and (ii) no remedy should be available to the holders of the Newco Preferred Stock before or after payment of any dividend solely because such dividend would reduce the surplus of Newco to an amount less than the amount of such excess, assuming that the payment of such dividend is in accordance with (i) the provisions of the Delaware General Corporation Law and (ii) the Amended Certificate of Incorporation of Newco upon its effectiveness.

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KC United Corp.
April 3, 1996
Page 4

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not thereby admit or imply that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,


                                     /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM